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                                                                    Exhibit 99.2



                             HUNTINGTON BANCSHARES
                              2ND QUARTER EARNINGS
                               LEADER, JAY GOULD
                                  ID# 4798848
                                    07/18/02











                      DATE OF TRANSCRIPTION: JULY 21, 2002

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 2

Operator:                  Good afternoon. My name is Cory, and I will be your
                           conference facilitator. At this time I would like to welcome everyone to the Huntington second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you, ladies and gentlemen. I would now like to turn the conference over to Mr. Jay Gould, Senior Vice President of
                           Investor Relations. Mr. Gould, you may begin your conference.

Jay Gould:                 Thank you, Cory, and welcome to today's conference
                           call, everybody. I'm Jay Gould, Director of Investor
                           Relations. Before formal remarks, the usual housekeeping items. Copies of the slides we will be reviewing can be found on our website, huntington-ir.com. This call is being recorded and will be available as a rebroadcast starting later this evening through the end of this month. Please call the investor relations department at 614-480-5676 for more information on how to access these recordings or playbacks or should you have difficulty getting a copy of the slides.

                           Today's discussion, including the Q&A period, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risks, and uncertainties, which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, please refer to slide 32 and material filed with the SEC including our most recent 10-K, 10-Q, and 8-K filings. Let's begin.

                           Participating in today's call will be Tom Hoaglin, Chairman, President, and CEO; and Mike McMennamin, Vice Chairman and Chief Financial Officer.

                           Turning to slide three, this defines the basis for today's discussion, which has changed from last quarter. With last quarter's major restructuring initiative, reported results have included a number of

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 3


                           nonrecurring items. Therefore, for analytical purposes, when previously discussing underlying trends with analysts and investors, we referred to operating results, which excluded the impact of these items.

                           However, with the 2002 first quarter sale of our Florida retail and commercial banking business, and given their material impact on many historical numbers, beginning this quarter we are redefining operating results to now also exclude the run rate impact of those sold operations from prior period's results. Doing this makes underlying performance trends more clear. So whenever we refer to operating results today, it now represents reported results adjusted to exclude the impact of restructuring and other charges and on-time items plus the run rate impact of the sold Florida operations.

                           Please note that we have provided an appendix B to the slides today which repeats selected tables and charts from the first quarter conference call for those wishing to see the impact of this definitional change in operating results from last quarter to this. If you do this comparison, you should know that this quarter, as we were finalizing the historical restatement to exclude the Florida run rate impact, the methodology of calculating the impact on net interest income was refined. As such, there are very slight changes to the net interest income, margin, net income, and charge off numbers presented in last quarter's data, which excluded Florida. There was no EPS impact.

                           We continue to report numbers on a "reported" or GAAP basis, which makes no such adjustments. These you will find in great detail within our earnings press release and quarterly financial review materials available on our website, huntington.com.

                           Today's presentation will take about 35 minutes. We want to get started. Tom, let's turn it over to you.

Tom Hoaglin:               Thank you, Jay. Welcome, everyone. Thanks for joining
                           us today.

                           Before getting into a review of the quarter, there are two recent developments I'd like to cover, as some of you may have questions


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 4

                           later about this. First, on July the second we sold our Orlando, Florida based property and casualty insurance company, J. Rolfe Davis, back to its management team. This sale was consistent with our earlier decision to sell our core banking operations. There will be no material gain or loss impact on third quarter results as a result of the sale. There will also not be a material net income impact going forward on earnings. We remain committed to growing the insurance business within our geographic footprint.

                           The second item was this morning's announcement regarding the restructuring of our ownership interest in Huntington Merchant Services, our merchant processing business. This also is consistent with our Florida sales strategy. In essence, we sold our Florida merchant processing operations to First Data and restructured the overall relationship. Huntington lowered its equity position in the business and extended our relationship with First Data for ten years. This will result in a third quarter gain of about $25 million pre-tax, 16 million after tax or $.06 per share.

                           This also assured that our merchant clients and the merchant services business we have targeted for growth within our footprint will continue to receive the highest level of service and attention. Going forward there will not be a material run rate impact on earnings as a result of this transaction.

                           Now let's turn to slide five and begin the second quarter review.

                           As we have done before, I will begin with a quick review of second quarter accomplishments from my perspective. Mike and Jay will follow with more detailed comments.

                           We are very pleased with second quarter results for a number of reasons. Second quarter earnings were a solid $.33 per share and, again, met Street expectations. Managed loans increased at a 7% annualized rate, up from 5% growth in the first quarter. We are very pleased with this loan growth given the state of loan demand in today's market. Residential real estate and home equity loan growth were particularly strong. Not surprisingly, commercial and auto loans and leases continue to decline. Mike will give details later.


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 5

                                    The 19% annualized growth in deposits was a real positive. We are continuing to make good progress and growing deposits through our sales initiatives and deposit programs, but our growth, like other banks, is also being positively influenced by the current turbulent financial markets. We are very pleased that core deposits are up 13% over the last year.

                                    Total credit quality trends improved during the quarter driven by a significant improvement in consumer net charge offs, partially offset by higher commercial charge offs. We maintained the loan loss reserve at 2% for the quarter. We have built this loan loss reserve from about 1.5% over a year ago, reflecting the weakness in the economic environment and the deterioration in the credit quality of our loan portfolios.

                                    The level of a loss reserve is a reflection of the quality of the loan portfolios at a point in time, the level of nonperforming assets, and the expectation regarding the economic outlook and its impact on future credit quality trends. We are very comfortable with the adequacy of the reserve.

                                    Turning to slide six, there were also
                                    several other meaningful accomplishments.
                                    First, we strengthened the management team with the addition of Mary Navarro to head retail banking. Mary is an absolutely terrific banker and has a wealth of knowledge and experience in retail and small business banking, especially within Huntington's Midwest markets. She is a great and enthusiastic leader and a wonderful addition to the team.

                                    One product our business customers are
                                    seeking, and Huntington did not have, was a fully functional and user-friendly 401-K capability. That's why we're very pleased to have launched a new state of the art 401-K platform and system. We believe so much in this program, this quarter we converted Huntington's employee 401-K to it. The conversion was very smooth and was completed well ahead of schedule. More important, customer reception has been terrific. We've already signed up 28 new accounts.

                                    Another major accomplishment during the
                                    quarter was the

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 6


                                    completed installation of our Customer
                                    Service System, or CSS. As we told you last quarter, CSS is branch infrastructure, state of the art, Windows and Internet based platform upon which we can enhance and upgrade many of our systems. It already provides our personal bankers faster access to customer information, on-line access to images of checks and deposits, provides customers with hands on demonstration of huntington.com, and speeds customer problem resolution by providing quick access to corporate information policies and procedures.

                                    We've also installed a new and enhanced
                                    on-line teller system in 13% of our branches and plan to have it in all the branches by year end. This will replace a 20 year old terminal system we've used in 70% of our offices with the remaining 30% using manual calculators. This new teller system automates many manual functions and provides more information about the total customer relationship. It's already helping to reduce fraud losses by validating the MICR encoding on checks, which identifies counterfeits. It will help reduce operating losses through automated teller balancing and notification of cash exception conditions.

                                    Lastly, we repurchased 7.3 million shares of our stock to bring our program to date repurchases to 8.8 million shares.

                                    With those introductory remarks, let me turn the presentation over to Mike to provide the details. Mike.

Mike McMennamin:                    Thanks, Tom. Slide eight provides a quick
                                    overview of our performance highlights. And, as Jay mentioned, all of the following slides are on the new operating basis, which for all prior periods excludes restructuring and other items and the run rate of the sold
                                    Florida banking operations.

                                    I'll cover these issues in detail in later slides, but the highlights compared with first quarter results include net income of $81.7 million, $.33 a share, both up 3%; as Tom mentioned, the annualized growth rate in managed loans and core deposits of 7 and 19 percent respectively; a 4.30% net interest margin, up 9 basis points; 53.2% efficiency ratio, down from 54.1%; 88 basis points


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 7

                                    of net charge offs excluding exited
                                    portfolios, down 9 basis points. We
                                    maintained the 2.00% loan loss reserve
                                    ratio. And our tangible common equity ratio was 8.41%.

                                    Turning to slide 9, this slide reconciles reported versus operating earnings with only one small adjustment, the sale of the J. Rolfe Davis Insurance Agency that Tom mentioned. As noted, it had only a small impact on net income and no impact on earnings per share. However, the sale does impact non-interest income and expense comparisons, primarily in a brokerage and insurance fee income line and the personnel cost line item.

                                    Slide 10 shows performance highlights for the second quarter compared with the first quarter and the year-ago quarter. I'll comment in detail on most of these later, so just a couple of observations. First, return on assets and return on equity, while still below acceptable levels, continue to move upward. The improved return on equity versus a year ago is in spite of a lower leveraged capital structure. Second, the reduction in our tangible common equity to asset ratio was expected and is related to our share repurchase activity.

                                    Slide 11 compares the operating results for the second, first, and year-ago quarters. The increase in net income from the first quarter was driven by a 2% increase in revenue or up 5%, excluding mortgage banking income. Net interest income increased $8.8 million, partially offset by $3.3 million in higher provision expense and $1.1 million of higher non-interest expense. The increase in net interest income resulted from a 9 basis point expansion in the net interest margin to 4.30% and a 1% increase in average earning assets.

                                    Compared to the year-ago quarter the 8%
                                    increase in net income was driven by a 6% increase in revenue or 8% excluding mortgage banking income. The major offset to the revenue growth was an increase in provision expense. Non-interest expense was down 1% or flat if you adjust for the elimination of the intangible amortization.

                                    I think the important take away for
                                    investors is the strong 5 plus
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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 8

                                    percent spread between revenue growth and expense growth over the last year. We feel this is a very solid performance, especially given the state of the economy and the instability in the financial markets. We are particularly pleased with the revenue growth and the spread between revenue and expense growth we are achieving in a very difficult market environment.

                                    Turning to slide 12, the left hand graph shows the quarterly earnings per share pattern, which after three flat quarters moved up slightly. Not quite the type of increases we'd like to see, but some progress given the continued high credit costs. The right hand graph shows the trends in pre-tax income before provision expense and excluding security gains. This graph measures earnings progress before credit costs, which is perhaps the best metric to see the underlying progress we're making outside of the credit area. Pre-tax income on this basis was $166 million for the quarter, 4% higher than the first quarter and 15% higher than a year ago. We're continuing to build a solid foundation for future earnings growth.

                                    Slide 13 shows the steady progress we've made in improving the net interest margin in the last five quarters. As we've noted in previous conference calls, this margin expansion has occurred at the same time we've been reducing our interest rate exposure. We continue to be slightly liability sensitive, and there's further detail on our interest rate risk position on slide 35 in appendix A.

                                    The graph on the right hand side shows our earning asset mix of loans, securities, and other earning assets. Other earning assets are primarily mortgaged loans held for resale, which declined slightly during the quarter.

                                    Average managed loan growth is highlighted on slide 14. As a reminder, managed loans include about $1.2 billion of securitized auto loans. For those of you familiar with this table from prior conference calls, note that beginning this quarter we've reclassified all of our home equity lines and home equity loans into one category, home equity. Previously home equity lines were shown as a separate category, and home equity loans were in the installment category, now labeled other consumer. All prior period data, including net charge off data, have also been changed to


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 9

                                    reflect this recategorization.

                                    In the second quarter average managed loans increased at an annualized 7% rate from the first quarter. We're very pleased with this given the continued environment, difficult environment in which to grow loans. As we mentioned in earlier conference calls, we began to emphasize residential mortgage loans, primarily the 3/1 and 5/1 ARM products when the declining interest rates last fall created very strong mortgage refinancing activity. That focus continued in the second quarter with average residential mortgage balances increasing $325 million.

                                    Home equity loan and line growth accelerated significantly to a 17% annualized rate in the quarter versus 5% in the first quarter. Line of credit volumes continue to be positively impacted by the attractiveness of lower rates, as well as our increased emphasis on cross selling home equity lines to our first mortgage customers... while fixed rate loans continue to be prepaid as a result of the relatively high rates on these loans in relationship to current market rates.

                                    Commercial real estate loans increased at a 6% annualized rate in the second quarter, declining from the double digit growth rates of the last three quarters with most of the activity in construction loans as in previous quarters. The composition in this portfolio has changed somewhat over the last year. Consistent with our market strategy to emphasize construction lending versus permanent financing, construction loans have increased from 30% of the portfolio to 36% in the last 12 months. Construction loans provide higher margins, higher fees, and greater portfolio liquidity.

                                    Owner-occupied loans now constitute 35% of the portfolio, up from 33% a year ago. These loans are really C&I loans supported by operating company cash flows that are additionally secured by real estate. Commercial loans declined slightly during the quarter to 3% rate versus 6% rate of decline in the first quarter as corporations continue to be very cautious in their inventory management, capital spending, and acquisition programs. Commercial loan demand has been soft over the last year, reflecting the weakness and the uncertainty in the economic


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 10

                                    environment. Our commercial loans are down
                                    6% from the year-ago quarter.

                                    During this time period we have refined our commercial relationship strategy to reemphasize client relationships where we are or have the opportunity to be the primary bank and provide other more profitable non-credit services, such as treasury management, trust and investment services, and depository product sales. In many cases it's difficult to develop these cross selling opportunities with shared national credit.

                                    Reflecting that, total loans to shared
                                    national credit declined by about $500
                                    million or 30% from $1.5 billion last June to $1.0 billion dollars today, which accounts for the entire decline in our commercial loan portfolio from a year ago.

                                    Auto loans and leases declined at a 3%
                                    annualized rate during the quarter, as
                                    expected seasonal strength did not occur.
                                    Loan and lease originations did increase from $700 million in the first quarter to $790 million in the current... or second quarter, but were down 17% from about $950 million of originations in the year-ago quarter. New car originations as a percent of total loan and lease originations increased from about 60% to 70% during the quarter.

                                    The reintroduction of zero percent financing being offered by the captives is not expected to have a significant adverse impact on loan volumes as cash-back incentives are also being offered in lieu of the zero percent financing. And in the higher credit quality, lower rate deals, the cash back alternative is better for the customer. Dealers also prefer the cash back alternative because conventional bank financing puts more money in their pockets than does the zero percent financing package.

                                    Slide 15 shows that we had a 19% annualized growth rate in core deposit during the quarter, and that capped a series of strong, consecutive, quarterly, annualized growth rates. The annualized growth rate was 6% in the first quarter, 10% and 14% respectively in the fourth quarter and third quarters of last year. Compared with the year-ago quarter, core deposits are up 13%. Much of the strong growth is focused in money market accounts, both retail and small

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 11

                                    business. Personal demand deposits also
                                    performed strongly, up 12% from the year-ago quarter. The strong deposit growth is a function both of the increased focus and success of our sales management efforts in the branches and also the turbulence we are experiencing in the financial markets.

                                    This quarter on page three of our quarterly financial review, we've added a new table detailing total deposits by business segment, including our six banking regions. Total regional banking deposits at June 30th were up 13% from a year ago. Importantly, all six of our banking regions posted low to mid teen percentage increases.

                                    Slide 16 is new and shows the change in the average total deposits per branch versus a year ago. As just mentioned, total deposits were up 13% from a year ago. As you know, one of our strategic initiatives was to consolidate the number of non-Florida branches. The deposit increase, in addition to a 10% reduction in the number of branches, has resulted in a 26% increase in the average deposits per branch in the last year. We are considerably more efficient in the deposit gathering function than we were a year ago.

                                    Let me now turn the presentation back to Jay who is going to review non-interest income and non-interest expenses.

Jay Gould:                          Thank you, Mike. Turning to slide 17, this
                                    looks at the trends in non-interest income, excluding security gains compared with the first quarter and year-ago quarter. Compared with the first quarter, non-interest income decreased $700,000, not quite 1%. However, the very strong mortgage banking income in the first quarter significantly impacts this comparison. Excluding mortgage banking income, non-interest income was up 9% from the first quarter and 11% from the year ago quarter.

                                    Mortgage banking income was $107 million in the quarter, down $8.9 million or 45% from the first quarter and 39% below the year ago levels. You will recall that first quarter mortgage banking income was especially strong as we sold the high level of fourth quarter origination volume on a lagged basis into the secondary market. As such, deliveries to the secondary market in the second quarter were down 64%, primarily reflecting a decline from the

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 12


                                    first quarter's very high level, but also reflecting a decision to retain more of our mortgage originations on our own balance sheet. Closed loan volume was down 10% from first quarter levels with refinance activity representing 39% of the volume compared with 60% in the first quarter.

                                    Deposit services charges were up $1.1
                                    million or 3% from the first quarter. The primary driver of this increase was higher personal service charges, especially NSF and overdraft fees. Compared to a year ago, deposit service charges increased 8%, driven by higher corporate maintenance fees as corporate treasurers pay hard-dollar fees for deposit services rather than maintain higher demand deposit balances in a low interest rate environment.

                                    Brokerage and insurance income increased 3% from the first year quarter reflecting very strong retail investment sales, the benefit of which was partially offset by lower investment banking and insurance fees. Mutual fund sales volume was $55 million in the second quarter, up 28% from the first quarter with annuity sales at $153 million, up 18%, a new record, and which beat the earlier record of $129 million last quarter. Compared with the year-ago quarter, brokerage and insurance income was up 14%.

                                    Trust income increased $1.2 million or 8% from the first quarter, mostly reflecting the first quarter acquisition of Haberer. You may recall, this is an investment manager in Cincinnati with $500 million in assets under management. Corporate trust income increased 26%, largely due to seasonality of annual renewal fees and institutional sales activities. Partially offsetting these increases was the impact of declining asset values. Compared with a year ago, trust income was up 13%, basically reflecting these same factors.

                                    Other service chargers were up $1.4 million or 15% from the first quarter, reflecting increased ATM and debit card fees. Compared with the second quarter of last year, other service charges were up 12%. Other income in the current quarter was up $4.4 million. This reflected higher securitization income and a small gain on the sale of an OREO property, partially offset by lower sales of customer derivative products.

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 13

                                    Slide 18 details the change in non-interest expense and shows that non-interest expense was up $1.1 million from the first quarter. Personnel costs, which account for 54% of total non-interest expense, were down $700,000 reflecting lower benefit expense as well as lower staff. Full time equivalent staff at June 30 was down 168 or 2% from March 31 reflecting planned staff reductions. The impact of these declines is partially offset by higher mutual fund and annuity sales commissions. Compared with the year-ago quarter, personnel costs were flat.

                                    Occupancy and equipment expense was up
                                    $900,000 reflecting mostly higher
                                    depreciation associated with technology
                                    investments, including the new intranet
                                    banking platform launched last quarter, the implementation of our customer service system, and mainframe infrastructure improvement. Compared with a year ago, occupancy and equipment expense was flat.

                                    Other expenses up $1.5 million or 5%,
                                    primarily reflecting a $1 million increase in professional services are related to higher collection and legal expenses in our consumer lending area. Compared with the year-ago quarter, other expense was down 5%.

                                    Slide 19 shows the trend in our efficiency ratio, which is continuing to move down from the peak in the first quarter of last year and was 53.2% in the second quarter. For those comments, let me turn the presentation back to Mike to review credit and capital.

Mike McMennamin:                    Thanks, Jay. Slide 21 provides an overview
                                    of our credit quality trends. First, we saw a modest decline in nonperforming assets, which resulted in a slight improvement in our nonperforming asset ratio to 1.14% of loans in OREO, roughly unchanged in the last three quarters. Net charge offs, excluding losses on the exited portfolios, declined from 97 basis points to 88 basis points during the quarter with a substantial decline in auto loan and lease charge offs but an increase in our commercial charge offs. Ninety day plus delinquencies improved slightly during the quarter and were basically unchanged from a year ago. I'll comment on 30 day consumer delinquency trends in just a minute.


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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 14

                                    The allowance for loan losses was unchanged at 2.00% and up from 1.76% at the end of the year ago quarter. With the maintenance of the reserve percentage and the modest decline in nonperforming assets, our nonperforming asset coverage ratio improved slightly to 176% during the quarter.

                                    Slide 22 shows the recent trends in
                                    nonperforming assets. Our nonperforming
                                    assets were down slightly for the quarter.
                                    The longer-term trend has flattened out over the last three quarters. The Midwest, with its concentration in service and manufacturing sectors continues to be adversely impacted by the uncertain economic environment.

                                    Let me provide some additional nonperforming asset detail on slide 23. This slide was introduced last quarter and shows the recent quarterly nonperforming asset activity. As you can see, the inflow of new nonperforming assets slowed slightly to $73 million in the second quarter and has declined significantly from the $95 million of new nonperforming assets added in each of the middle quarters of 2001. The stabilization and slight decline in nonperforming assets over the last two quarters is encouraging, although it's certainly too early to say there's any clear-cut trend developing. However, we do expect to see lower nonperforming assets by year end and into next year, assuming the economy continues to improve moderately.

                                    Slide 24 segments the nonperforming assets by industry sector. The bar chart on the right shows which sectors have contributed to the $120 million increase in nonperforming assets over the last 18 months with the services and manufacturing sectors accounting for most of the change. Nonperforming assets continue to be concentrated in these two sectors at 30% each. While loans for the manufacturing industry represent only 15% of our total commercial loans, they represent 30% of nonperforming assets.

                                    Similarly, the service sector represents 25%
                                    of total commercial loans but 30% of
                                    nonperformers. Fourteen percent of the
                                    nonperformers are from the finance,
                                    insurance, and real estate sector, and six
                                    percent are in construction. After that, the
                                    sector
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                                    contribution falls off very rapidly.

                                    Slide 25 shows net charge offs adjusted to exclude charge offs from the exited portfolios. You'll recall from earlier conference calls, the reserves were established in the year-ago quarter for two loan portfolios we were exiting - truck and equipment, and sub prime auto loans. Adjusted net charge offs declined from 97 to 88 basis points during the quarter, and this improvement was more than we had anticipated three months ago. Commercial net charge offs increased from 115 to 153 basis points during the quarter with the manufacturing and service sectors continuing to produce the majority of our charge off activity.

                                    Capital intensive manufacturers continue to be leveraged from an operating perspective and are experiencing slow or negative revenue growth. Service related companies in the computer, entertainment, and health care businesses represented 54% of our second quarter losses.

                                    Commercial real estate charge offs declined from 42 basis points to 22 basis points reflecting a decline from the high first quarter charge off rates, which was caused by one credit. Total consumer net charge offs dropped from 107 basis points to 75 basis points in the first quarter. This was driven by a decline in auto loans and leases where net charge offs declined very sharply from 1.56% to 1.01%, following the significant decline in delinquencies that we experienced in the first quarter. The increase in residential charge offs during the quarter to 18 basis points was caused by the charge off of one loan.

                                    Slide 26 shows the vintage performance of our indirect auto loan and lease portfolios. Performance issues of these two portfolios are very similar. As we've stated before, loans and leases originated between the fourth quarter of 1999 and the third quarter of 2000, which are the top lines on both graphs, have performed poorly. About 20% of that volume of originations was underwritten with FICO scores below 640, which is typically considered D quality paper.

                                    In contrast, over the last 12 months, less than 3% of new

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                                    originations were below this threshold. And
                                    in the first half of 2000, about 1% of total loans and leases underwritten had FICO scores below 640. Reflecting this change and other underwriting changes, the average FICO scores increased significantly over the last two years.

                                    We mentioned last quarter that as a rule of thumb about two-thirds of the expected losses on auto loans and leases tend to occur within 24 months of origination. Loans and leases originated during the late 1999 - 2000 vintage are now 21 to 30 months old and are at or past their peak of their charge off cycles. You'll also note that this quarter we've segmented a new 2002 vintage. The disproportionate decline in the 2001 vintage, percentage of the total loan portfolio from 61 to 43 percent for loans on the left hand chart, as during the quarter, reflects the sale of the Florida auto loans to SunTrust in the first quarter.

                                    The good news is that the impact of the high charge off vintages is rapidly diminishing. Originations during that time period represent 20% and 27% of the current loan and lease portfolios respectively. As such, these vintages should help to reduce future charge off rates in auto loans and leases.

                                    Slide 27 provides another look at consumer delinquency trends on both a 30 plus day basis and a 90 day basis. The 30 day delinquency rate is an important early indicator of future charge off rates as our well established role rate trends from the 30 day delinquency category into the more severely delinquent buckets and eventually charge offs.

                                    The sharp decline in 30 plus day
                                    delinquencies in the first quarter has been maintained and actually further improved by 10 basis points during the quarter. However, giving consideration to seasonal patterns, we do expect delinquencies and ultimately charge offs to increase slightly in this portfolio over the next two quarters.

                                    Slide 28 recaps the trend in our loan loss reserve, which was maintained at 2.00% during the quarter. Provision expense exceeded charge offs by $9 million, thus providing for loan growth

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                                    for the quarter.

                                    As Tom mentioned, we continue to be very comfortable with the adequacy of our reserves, particularly in light of the following factors: the improvement in consumer delinquency trends experienced in the first half and reduced charge offs in the second quarter; the decline in new additions to nonperforming assets over the last two quarters; the composition of recent loan growth which is heavily weighted towards low risk residential mortgages; and, also, tentative evidence that the economy is improving, albeit at a slow rate.

                                    Let me close my segment with some brief
                                    comments regarding capital. Slide 30 shows capital trends with first quarter ratios significantly bolstered by the excess capital resulting from the February sale of Florida banking operations. As expected, share repurchase activity reduced these capital ratios during the quarter, although they remain very strong. Assuming continued share repurchase activity at recent levels, the tangible common equity to asset ratio at year end would be in the 7 1/2 to 8 percent range.

                                    Slide 31 shows the Board approved a 22
                                    million share repurchase program in
                                    February. We initiated activity in the open market in late February and purchased 1.5 million shares in the first quarter and another 7.3 million in the second quarter, bringing the program to date repurchases to a total of 8.8 million shares. The value of shares repurchased was $175 million.

                                    As previously stated, our goal is to utilize our excess capital to repurchase a total of $300 to $400 million of stock in 2002. We continue to be disciplined buyers and will monitor our stock price and earning valuation versus that of other peer banks as we make our repurchase decisions.

                                    Let me turn the call back over to Tom for some closing comments.

Tom Hoaglin:                        Thanks, Mike. In closing, the second quarter
                                    was a good quarter for Huntington. Our
                                    results continued to improve. Revenue is increasing. We continue to get more out of our expense dollars. Loans are growing nicely in a difficult environment. The sale of

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 18

                                    deposits, annuity products, and mutual funds all reflect strong growth. The credit quality is improving. Our investments in better technology for our people are beginning to show results.

                                    In addition, I just finished a series of meetings with Huntington associates in all our markets over the last 30 days. I can report to you that Huntington associates are excited about what we're beginning to accomplish together. They're taking great pride in being part of a Huntington team. With every new success they're more motivated and confident. We still have much to do, but we are making good progress. At this juncture and against the backdrop of first half performance, we remain comfortable with the $1.32 to $1.36 per share guidance we gave you in January.

                                    This completes our prepared remarks. Mike, Jay, and I will be happy to take your questions. Let me turn the meeting back over to the operator who will provide instructions on conducting the question and answer period. Operator.

Operator:                           Thank you, sir. At this time I would like to
                                    remind everyone, if you would like to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                                    Your first question comes from Mr. John
                                    Balkind with Fox Pitt.

John Balkind:                       Hi, guys.

Male Speaker:                       Hi, John.

Male Speaker:                       Hi, John.

John Balkind:                       Just a quick housekeeping question. Could
                                    you talk a little bit about the variance in the securitization income in the quarter, and what was the actual OREO gain?

Mike McMennamin:                    In the first quarter we actually -- we had a
                                    normal level of securitization level in the second quarter.

John Balkind:                       Okay.

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HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 19

Mike McMennamin:                    The increase was because in the first
                                    quarter we actually had an impairment of $2 million in our interest only strip that we wrote down. So this is just bringing it back to a normal level. We had a little bit over a one million dollar gain on the sale of an OREO property down in Florida that's been with us for some time. So those two transactions, John, accounted for a little bit over $3 million.

John Balkind:                       Sounds good.  Appreciate it, Mike.

Operator:                           Your next question comes from Mr. Ed
                                    Najarian with Merrill Lynch.

Ed Najarian:                        Good afternoon, guys, and congratulations on
                                    a good quarter. Just a quick question on the credit losses and basically the break out of the credit losses. Great job, obviously, reducing the indirect auto losses. Can you give a little more color on what's driving up the commercial losses? I know you outlined, you know, a bit of color there, but any more insight you can give on what's driving up the commercial losses and if you have any insight on when that might peak in future quarters.

Mike McMennamin:                    Ed, as we mentioned, I think 72% of the
                                    losses in the second quarter were pretty much the same suspects, manufacturing and service industry. I know that we are seeing an adverse impact in the manufacturing industries and the service industry in the Midwest, both from the slow down in the auto business and also the problems in the steel industry in Northern Ohio. About 50% of the losses we incurred in the quarter were from shared national credit.

                                    In terms of when do we expect this to turn around, I wish I had a crystal ball. I think as we get towards the back end of the credit cycle, which we do feel we're not there now, we're just about there, we're going to try to push these problem credits through the pipeline just as quickly as we can. So in a perverse sense, I'm not sure that the higher charge offs are not a harbinger of better things as we go forward. Obviously, what we need to see in that regard, if we're going to take that perspective, we do need to see the

HUNTINGTON BANCSHARES
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                                    declines in the nonperforming assets, and we
                                    are cautiously optimistic that we're about to see some improvement in those numbers. They've basically been flat for the last three quarters.

Ed Najarian:                        So do you think that goes up before it goes
                                    down, or have we reached a peak here, or don't want to speculate?

Mike McMennamin:                    Well, I really don't know. I would hope that
                                    we've reached a peak with 1.5% losses in the commercial portfolio. But we just don't know right now, Ed.

Ed Najarian:                        And I think you mentioned something
                                    regarding, you know, 52% of those losses were from some kind of -- on the technology side, or could you give a little more insight on what you said there?

Mike McMennamin:                    I think we, get my comments, I think we said
                                    that --

Ed Najarian::                       Something about technology services.

Mike McMennamin:                    -- hold on just one sec. Let me get out my
                                    notes. Service -- just companies in the
                                    service industry, they were in -- 54% of our losses were, in the quarter, were from companies in the service industry, primarily in the computer, entertainment, and health care businesses.

Ed Najarian:                        Okay.  Thanks.

Operator:                           Your next question comes from Mr. Dave
                                    George from A.G. Edwards.

Dave George:                        Good afternoon. I was wondering if you could
                                    comment on your outlook for the margin in the second half of the year. Thanks.

Mike McMennamin:                    Dave, the margin came in -- it was a great
                                    quarter for us from a margin standpoint, as I think we mentioned, part of the strength was just some seasonal loan fees that come in. I think that the margin probably -- I'd be very surprised if the margin goes up from here. I would not be surprised if it went down a few basis points in the second half of the year. I think we talked last quarter when we reported a 421 margin we said there might be just a little bit of

HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 21

                                    upward pressure on the margin in the near term. We do not expect to see higher margins going forward.

Dave George:                        Thanks, Mike.  I appreciate it.

Mike McMennamin:                    Yeah.

Operator:                           We now have a question from Mr. Fred
                                    Cummings of McDonald Investments.

Fred Cummings:                      Yes. Good afternoon. Mike, I think you said,
                                    in reviewing your national shared credit exposure, could you review the decline that's occurred year over year in the portfolio and also talk about where you expect it to be, say, over the next 12 months?

Mike McMennamin:                    Fred, the shared national credit, and these
                                    are numbers as of June 30th, so unlike the loan numbers we give, they're not average numbers during the quarter, but at June 30th they declined from a little bit less than $1.5 billion a year ago to just under a $1.0 billion, at June 30th. So they're down about
                                    $460 or $470 million dollars.

                                    We're being a lot more selective as we look at these credits. If they're credits that are in our market area that we have opportunities to provide, either we are or have opportunities to provide noncredit services to, we certainly want to be continuing to loan to those credit worthy companies. We don't want to just be a lender, however, and I think that strategy being a little more assertive on that has had an impact in terms of the reduction of those volumes.

Fred Cummings:                      Second question, Mike. Can you comment on
                                    the composition of the inflows into
                                    non-accrual? Are those primarily national shared credit at the $74 million number I believe?

Mike McMennamin:                    Fred, I don't think they are. Most of the
                                    credits that have been coming in have
                                    continued to be in the manufacturing and the services and the financial institutions and real estate area. To my knowledge they're not -- they're all relatively small credits, so it's one manufacturing credit that, with a $12 million credit, the rest of

HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 22

                                    them were $5 million or below. So they tend to be the smaller credits for the most part.

Fred Cummings:                      Okay.  Thank you.

Operator:                           Your next question comes from Mr. Steven
                                    Gresdo with Second Curve Capital.

Steven Gresdo:                      Hi, guys.  Good afternoon.  Great quarter.

Male Speaker:                       Thank you.

Male Speaker:                       Thanks, Steven.

Steven Gresdo:                      Just one thing I was looking at here in the
                                    payment pattern you've had in your NPA line looks great, and it's been increasing at a pretty good clip. Is there anything we can read into that that you guys might be doing specifically, or have there been certain credits that you've gotten larger payments on than you might have bought in the past and why? Thanks.

Mike McMennamin:                    Steve, I think the payment line really
                                    correlates, at least on a loose basis, with the losses that you've taken. If you look at that slide and, with that, year-ago quarter we had $19 million payments, and we took losses of $13 million. This quarter we had losses of $28 on nonperformers that were recognized and $44 million of payments, so we had -- I think the math works out that typically you probably expect to lose over a period of time, maybe a third have losses, something like a third on your nonperforming loans. So that implies that for every dollar in losses you take, maybe you get a couple dollars of sales or payments that come in at the same time. But I think it's really just tied to the greater recognition of losses in that portfolio.

Steven Gresdo:                      Thanks.

Operator:                           At this time there are no further questions.
                                    Gentlemen, are there any closing remarks?

Jay Gould:                          No. This is Jay. I guess if there are no
                                    further questions, we thank

HUNTINGTON BANCSHARES
ID# 4798848                                                             PAGE 23

                                    you all for participating in today's call.
                                    We look forward to talking to you. If you have any further questions, please call investor relations, either Susan or myself. Thank you again.

Operator:                           This concludes today's Huntington's second
                                    quarter earnings conference call. You may now disconnect.

                                    [END OF CALL]